Exhibit 99.1

ACQUISITION AGREEMENT

dated November 30, 2007

between

NEWMONT MINING CORPORATION

(“Seller”)

and

FRANCO-NEVADA CORPORATION

(“Buyer”)

TABLE OF CONTENTS

ARTICLE 1 - CERTAIN DEFINITIONS		1

ARTICLE 2 - BASIC TRANSACTIONS		13

2.1	CONTRIBUTION OF ASSETS	13
2.2	PURCHASE AND SALE OF SHARES AND DIRECTLY TRANSFERRED ASSETS	13
2.3	PURCHASE PRICE	13
2.4	DEFERRED CONSIDERATION	14
2.5	ASSUMED LIABILITIES	15
2.6	ALLOCATION OF AMOUNTS PAYABLE AND RECEIVABLE	15
2.7	TRANSFER TAXES	16
2.8	PURCHASE PRICE ALLOCATION	16
2.9	TAX ELECTION	16
2.10	CANADIAN WITHHOLDING TAX	16

ARTICLE 3 - SELLER’S REPRESENTATIONS AND WARRANTIES		16

3.1	ORGANIZATION OF SELLER AND EXISTING HOLDING SUBSIDIARIES	16
3.2	ORGANIZATION OF NEW HOLDING SUBSIDIARIES	17
3.3	AUTHORITY	17
3.4	CAPITALIZATION OF NEW HOLDING SUBSIDIARIES	17
3.5	NO CONFLICT; REQUIRED CONSENTS	17
3.6	TITLE TO ASSETS	18
3.7	ROYALTY INSTRUMENTS AND TITLE AND OPERATING DOCUMENTS	18
3.8	ROYALTY REVENUES	18
3.9	LITIGATION	18
3.10	ASSETS AND LIABILITIES	19
3.11	PAYMENT OF TAXES	19
3.12	AFES	19
3.13	CANADIAN TAX STATUS	19

ARTICLE 4 - BUYER’S REPRESENTATIONS AND WARRANTIES		20

4.1	ORGANIZATION AND QUALIFICATION OF BUYER	20
4.2	AUTHORITY	20
4.3	NO CONFLICT; REQUIRED CONSENTS	20
4.4	CANADIAN RESIDENT	20
4.5	INVESTMENT REPRESENTATIONS	20
4.6	REGULATORY REQUIREMENTS	21
4.7	NO ADDITIONAL REPRESENTATIONS OR WARRANTIES BY THE SELLER	21

ARTICLE 5 - COVENANTS		23

5.1	CONFIDENTIALITY	23
5.2	THIRD PARTY CONSENTS AND NOTICES GENERALLY	23
5.3	TAX MATTERS	24
5.4	THIRD PARTY PURCHASE RIGHTS	24
5.5	RECORDATIONS AND FILINGS	24
5.6	MANAGEMENT AND BOARD PLACEMENT	25

ARTICLE 6 - CONDITIONS PRECEDENT		25

6.1	CONDITIONS TO BUYER’S OBLIGATIONS	25
6.2	CONDITIONS TO SELLER’S OBLIGATIONS	27

ARTICLE 7 - CLOSING		28

7.1	CLOSING; TIME AND PLACE	28
7.2	SELLER’S OBLIGATIONS	28
7.3	BUYER’S OBLIGATIONS	29

(i)

ARTICLE 8 – POST-CLOSING COVENANTS		29

8.1	NON-TRANSFERRED ASSETS	29
8.2	TRANSFER OF NEWAUSCO SHARES	30
8.3	POST CLOSING ACCESS TO BOOKS AND RECORDS	30

ARTICLE 9 - TERMINATION		31

9.1	TERMINATION EVENTS	31
9.2	EFFECT OF TERMINATION	31

ARTICLE 10 - INDEMNIFICATION		31

10.1	INDEMNIFICATION BY SELLER	31
10.2	INDEMNIFICATION BY BUYER	32
10.3	PROCEDURE FOR INDEMNIFIED THIRD PARTY CLAIM	32
10.4	PAYMENT OF INDEMNIFICATION AMOUNTS AND RELATED MATTERS	33
10.5	DETERMINATION OF INDEMNIFICATION AMOUNTS; TIME FOR MAKING CLAIMS	33
10.6	SURVIVAL	34
10.7	SOLE REMEDY	34

ARTICLE 11 - MISCELLANEOUS PROVISIONS		34

11.1	EXPENSES	34
11.2	BROKERAGE	34
11.3	WAIVERS	34
11.4	NOTICES	35
11.5	ENTIRE AGREEMENT; AMENDMENTS	36
11.6	BINDING EFFECT; BENEFITS	36
11.7	HEADINGS, SCHEDULES, AND EXHIBITS	36
11.8	COUNTERPARTS; FACSIMILE SIGNATURE	36
11.9	FURTHER ASSURANCES	36
11.10	GOVERNING LAW AND JURISDICTION FOR DISPUTES	36
11.11	GOODMANS LLP ACTING FOR MORE THAN ONE PARTY	37
11.12	SEVERABILITY	37
11.13	THIRD PARTIES; JOINT VENTURES	37
11.14	CONSTRUCTION	37
11.15	ATTORNEYS’ FEES	37
11.16	WAIVER OF SASKATCHEWAN LEGISLATION	37

(ii)

ACQUISITION AGREEMENT

This Acquisition Agreement (this “Agreement”) is made and entered into as of November 30, 2007, by and between Newmont Mining Corporation, a Delaware corporation (“Seller”), and Franco-Nevada Corporation, a Canadian corporation (“Buyer”).

RECITALS

A. Various wholly-owned subsidiaries of Seller own certain mineral royalty interests, oil and gas royalty and working interests and similar assets.

B. Seller and Buyer desire to enter into transactions in which, among other things, (i) Seller shall cause such subsidiaries to contribute such mineral royalty interests, oil and gas royalty and working interests and similar assets to Buyer whether (i) directly or (ii) to newly-formed indirect subsidiaries of Seller that hold no other assets, and then Seller shall cause such subsidiaries to sell 100 percent of the issued and outstanding shares of capital stock of those newly-formed subsidiaries to Buyer, all on the terms and conditions stated in this Agreement.

AGREEMENTS

In consideration of the mutual covenants in this Agreement, Seller and Buyer agree as follows:

ARTICLE 1 - CERTAIN DEFINITIONS

As used in this Agreement, the following terms, whether in singular or plural forms, shall have the following meanings:

(a)	“Abandonment and Reclamation Obligations” means all obligations to abandon the Wells and restore and reclaim the surface sites thereof, to decommission and remove the tangible depreciable property and assets comprised in the Tangibles and restore and reclaim the surface sites thereof and to reclaim and restore the lands to which the surface rights used or held for use in connection with the Petroleum and Natural Gas Rights or the Tangibles relate, all in accordance with good oilfield practices and in compliance with the Regulations.

(b)	“AFEs” means authorities for expenditure, mail ballots, cash calls or any other similar approvals given by Seller or any of the Existing Holding Subsidiaries as a result of holding a working interest in the Oil and Gas Assets, if any.

(c)	“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person, with “control” for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

(d)	“Assets” means

(i)	the instruments, leases and other Contracts described on Schedule A-1 to the Disclosure Letter (the “Royalty Instruments”);

(ii)	the fee properties described on Schedule A-2 to the Disclosure Letter;

(iii)	the unpatented mining claims described on Schedule A-3 to the Disclosure Letter;

(iv)	the shares of capital stock of Falconbridge Dominicana, C. por A. described on Schedule A-4 to the Disclosure Letter (which, together with the items in (i) through (iii) above, are referred to in this Agreement as the “Royalty Assets”);

(v)	the Petroleum and Natural Gas Rights;

(vi)	the Tangibles;

(vii)	the Miscellaneous Interests (which, together with the Petroleum and Natural Gas Rights and the Tangibles, are referred to in this Agreement as the “Oil and Gas Assets”); and

(viii)	the Books and Records,

and for greater certainty includes the Directly Transferred Assets.

(e)	“Assumed Liabilities” has the meaning given in Section 2.5.

(f)	“Books and Records” means all books, records and data in all formats (including without limitation paper and electronic formats), wherever located, which relate to the Assets and over which the Seller or the Existing Holding Subsidiaries have possession and control, including without limitation books, records and data relating to geological information, operating information, audit reports or financial information, but specifically excluding any books, records and data (i) which are excluded from the definition of “Miscellaneous Interests”, (ii) which do not relate exclusively to the Assets or (iii) which Seller or the Existing Holding Subsidiaries are required to retain pursuant to any Legal Requirement (which books, records and data referred to in the immediately preceding sub-paragraphs (i), (ii) and (iii) are referred to in this Agreement as the “Excluded Books and Records”).

(g)	“Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in Denver, Colorado, New York, New York, Calgary, Alberta or Toronto, Ontario are required or authorized to be closed.

(h)	“Closing” has the meaning given in Section 7.1.

(i)	“Closing Date” means December 20, 2007, or such other date as is agreed to in writing by Buyer and Seller, each acting reasonably, but in any event will not be later than December 28, 2007.

(j)	“Closing Notes” has the meaning given in Section 2.3.

(k)	“Competition Act” means the Competition Act (Canada) (R.S. 1985, C.C. 34), as amended, and the regulations promulgated thereunder.

(l)	“Contract” means any written contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right, or other instrument, document, obligation, or agreement, and any other written obligation, right, or agreement.

(m)	“Deferred Consideration” has the meaning given in Section 2.4.

(n)	“Deferred Consideration Notes” has the meaning given in Section 2.3.

(o)	“Directly Transferred Assets” means those Assets that are listed on Schedule D to the Disclosure Letter as being transferred directly to Buyer.

(p)	“Disclosure Letter” means the disclosure letter delivered by Seller to Buyer on the date hereof.

(q)	“Encumbrance” means any security interest, lien, mortgage, indenture, pledge, option, or other encumbrance.

(r)	“Environmental Law” means any Legal Requirement relating to pollution or protection of public health, safety or welfare or the environment, including those relating to emissions, discharges, releases or threatened releases of Regulated Substances into the environment (including ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Regulated Substances.

(s)	“Environmental Liabilities” means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, settlements, costs, disbursements, or expenses (including without limitation, attorneys’ fees and experts’ fees) of any kind or of any nature whatsoever for liability (including without limitation, liability for study, testing or investigatory costs, cleanup costs, response actions or costs, removal actions or costs, remediation costs, containment costs, restoration costs, reclamation costs, corrective action costs, closure costs, natural resources damages, nuisance, property damages, business losses, penalties or fines) arising out of, based upon or resulting from, relating to, connected with or caused by the Assets or operations thereon or related thereto, however and by whomsoever caused, and whether caused by a breach of the applicable Regulations, arising under common law or otherwise, which exist or arise in whole or in part prior to, at or subsequent to the Closing, and regardless of whether a reclamation certificate has been issued, including, without limiting the generality of the foregoing, those existing or arising from or related to:

(i)	the presence, release, threatened release, discharge or emission into the environment of any Regulated Substance;

(ii)	the violation or alleged violation of any Environmental Law;

(iii)	Reclamation obligations;

(iv)	surface, underground, air, ground water, surface water or marine environment contamination;

(v)	the Abandonment and Reclamation Obligations;

(vi)	the restoration, cleanup or reclamation of or failure to restore, cleanup or reclaim any part of the Oil and Gas Assets;

(vii)	the breach of applicable Regulations in effect at any time;

(viii)	the removal of or failure to remove foundations, structures or equipment;

(ix)	the release, spill, escape or emission of Petroleum Substances or toxic, hazardous or oilfield waste substances; and

(x)	damages and losses suffered, sustained, paid or incurred by third parties as a result of any of the matters described in the foregoing provisions of this definition.

(t)	“Existing Holding Subsidiaries” means the subsidiaries of Seller that hold the Assets, or are party to a Royalty Instrument or Title and Operating Document, as of the date of this Agreement or at any time prior to Closing, including without limitation Newmont Capital Limited; Newmont Yandal Operations Pty Ltd.; Newmont de Mexico, S.A. de C.V.; Newmont Pacific Energy Pty. Ltd.; Newmont Gold Pty Ltd.; Millmerran Coal Pty Ltd.; Redstone Resources Inc. (which will be amalgamated with Newmont Mining Corporation of Canada Limited on December 1, 2007), Pacific-Nevada Mining Pty Ltd.; Newmont Capital Pty Ltd.; Newmont Canada Limited; Newmont La Source SAS; Newmont Australia Ltd; Newmont USA Limited; Newmont Exploration Pty Ltd.; Newmont Mining Corporation of Canada Limited (which will be amalgamated with Redstone Resources Inc. on December 1, 2007); Hospah Coal Company; Hunter Resources Pty Ltd; Dafrico Overseas Ltd.; Autin Investments BV; Newmont Wiluna Gold Pty Ltd.; Newmont Peru Limited-Sucursal del Peru; Newmont Mining Holdings Pty Ltd.; Minera BMG; Newmont Tanami Pty Ltd.; Newmont Kazakhstan Limited; Newmont Peru Limited; Newmont Australia Investment Limited; Pacific-Nevada Mining Pty Ltd.; Newmont Altin Madencilik Ltd. Sirketi; Eagle Mining Pty Ltd.; Minera Newmont (Chile) Limitada; Newmont Pajingo Pty Ltd.; Compania Minera LJB Normandy Peru S.A.; Newmont Mines Limited; Hampton Australia Ltd.

(u)	“FATA” means the Australian Foreign Acquisition and Takeovers Act 1975 (Cth), as amended, and regulations promulgated thereunder.

(v)	“Goldstrike Complex” means the mining complex burdened by those Royalty Instruments listed in paragraphs 2 and 3 of Schedule A-1 to the Disclosure Letter.

(w)	“Governmental Authority” means the government of the United States of America, Canada or any province or territory thereof, or any other country or sovereign entity, any state, commonwealth, territory, or possession thereof, and any political subdivision or quasi-governmental authority of any of the same, including but not limited to courts, tribunals, arbitrators, departments, commissions, boards, bureaus, agencies, counties, municipalities, provinces, parishes, and other instrumentalities.

(x)	“Governmental Permits” means franchises, approvals, authorizations, permits, licenses, easements, registrations, qualifications, leases, variances and similar rights obtained from any Governmental Authority.

(y)	“Income Tax” or “Income Taxes” shall mean all Taxes based upon, measured by, or calculated with respect to:

(i)	gross or net income or gross or net receipts or profits (including, but not limited to, any capital gains, minimum taxes and any Taxes on items of tax preference, but not including sales, use, goods and services, real or personal property transfer or other similar Taxes),

(ii)	multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (i) above; or

(iii)	withholding taxes measured by, or calculated with respect to, any payments or distributions (other than wages).

(z)	“Indemnitee” has the meaning given in Section 10.3.

(aa)	“Indemnitor” has the meaning given in Section 10.3.

(bb)	“IPO” means the initial public offering of 72 million common shares of the Buyer by means of the Prospectus.

(cc)	“IPO Closing Date” means the date upon which the Initial IPO Shares are distributed by the Buyer under the Prospectus.

(dd)	“Initial IPO Shares” means 72 million common shares of the Buyer to be sold in the IPO on the IPO Closing Date.

(ee)	“Judgment” means any judgment, writ, order, injunction, award, or decree of any court, judge, justice, magistrate or arbitrator, including any bankruptcy court or judge, and any order of or by any Governmental Authority.

(ff)	“knowledge” of any Person with respect to any matter means that any officer of such Person has actual knowledge of such matter.

(gg)	“Lands” means the lands set out and described in Schedule E to the Disclosure Letter (insofar as rights thereto are granted by the Leases) and includes the Petroleum Substances within, upon or under such lands, subject to such limitations as to geological formations, stratigraphic zones and Petroleum Substances as are set out in or contemplated by Schedule E to the Disclosure Letter.

(hh)	“Leases” means all leases, licenses, permits and other documents of title set out and described in Schedule E to the Disclosure Letter, by virtue of which the holder thereof is entitled to drill for, win, take, own or remove the Petroleum Substances within, upon or under the Lands or by virtue of which the holder thereof is deemed to be entitled to a share of Petroleum Substances removed from the Lands and includes, if applicable, all renewals and extensions of such documents and all documents issued in substitution therefor, but only insofar as they relate to the Lands.

(ii)	“Legal Requirements” means applicable common law and any statute, ordinance, code or other law, rule, regulation, order, requirement, or procedure enacted, adopted, promulgated, applied, or followed by any Governmental Authority, including any Judgment.

(jj)	“Lending Transaction” means the revolving term credit facility of US$150 million, which will be made available to Buyer by certain financial institutions on the IPO Closing Date.

(kk)	“Litigation” means any claim, action, suit, proceeding, arbitration, investigation, hearing, or other activity, including, to the knowledge of the applicable party, any threat related to any of the foregoing, in each case, that could result in a Judgment.

(ll)	“Losses” means any claims, losses excluding loss of profits, liabilities, damages, Encumbrances, penalties, costs, and expenses, including but not limited to interest which may be imposed in connection therewith, and reasonable fees and disbursements of counsel.

(mm)	“Management and Board Placement” has the meaning given in the Prospectus.

(nn)	“Miscellaneous Interests” means the entire interest of the Existing Holding Subsidiaries in and to all property, assets, interests and rights directly related to the Petroleum and Natural Gas Rights and the Tangibles, including, without limitation, the interest of the Existing Holding Subsidiaries in and to any and all of the following:

(i)	the Leases, the Title and Operating Documents and any other contracts and agreements to the extent that they relate to the Petroleum and Natural Gas Rights and the Tangibles;

(ii)	all subsisting leasehold rights to, and rights to enter upon, use or occupy the surface of any lands which are or may be used to gain access to, use or operate the Petroleum and Natural Gas Rights and the Tangibles, excluding any such rights that relate only to a well or wells other than the Wells;

(iii)	the Wells, including the wellbores and any and all casing thereof;

(iv)	all records, books, documents, licenses, permits, authorizations, approvals, reports, data, drawings, files or papers which relate to the Petroleum and Natural Gas Rights and the Tangibles; and

(v)	any geophysical or geological data related to the Oil and Gas Assets owned by any of the Existing Holding Subsidiaries or in their possession;

but specifically excluding any of the foregoing that (A) may relate to Seller’s or the Existing Holding Subsidiaries’ proprietary information, technology or interpretations, Seller’s or the Existing Holding Subsidiaries’ tax or financial records or economic evaluations other than the GLJ Report and addendum, which is specifically included; (B) are owned or licensed by third parties with restrictions on their deliverability or disclosure by Seller or any of the Existing Holding Subsidiaries or which require the payment of any fees in connection with such deliverability or disclosure; (C) are legal opinions or advice to Seller or any of the Existing Holding Subsidiaries; or (D) relate to records required to be maintained by Seller or any of the Existing Holding Subsidiaries under the Regulations.

(oo)	“Net Proceeds” with respect to the sale of the Initial IPO Shares or the Over-Allotment Shares, as the case may be, means the gross proceeds received by the Buyer from the sale of such shares, less the underwriters’ fees set forth in the Underwriting Agreement, as disclosed in the Prospectus.

(pp)	“New Ausco” means Franco-Nevada Pty Ltd, one of the New Holding Subsidiaries.

(qq)	“New CanCo” means Franco-Nevada Canada Corporation, one of the New Holding Subsidiaries.

(rr)	“New USCo” means Franco-Nevada U.S. Corporation, one of the New Holding Subsidiaries.

(ss)	“New Holding Subsidiary” has the meaning given in Section 2.1.

(tt)	“Oil and Gas Assets” has the meaning given in sub-paragraph (d) of this Article 1.

(uu)	“Operator” has the meaning given in Section 4.7(a).

(vv)	“Over-Allotment Option” means the over-allotment option granted by Buyer to the underwriters of the IPO as described in the Prospectus.

(ww)	“Over-Allotment Shares” means those common shares of Buyer sold upon exercise of the Over-Allotment Option, if any.

(xx)	“Permitted Encumbrances” means the following Encumbrances:

(i)	liens for Taxes not yet due and payable;

(ii)	easements, rights of way, servitudes and other similar rights in land (including, without limitation, rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph or cable television conduits, poles, towers, wires and cables);

(iii)	rights reserved to any Governmental Authority to regulate the affected Assets or Underlying Interests;

(iv)	the right reserved to or vested in any municipality or government or other public authority by the terms of any lease (including any Lease), license, franchise, grant or permit, or by any statutory provision, to terminate any such lease, license, franchise, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof;

(v)	rights of general application reserved to or vested in any municipality or government or other public authority to levy taxes on Petroleum Substances produced from the Lands or any of them or the revenue therefrom;

(vi)	requirements imposed under the Regulations concerning rates of production from operations in respect of any of the Oil and Gas Assets and which are generally applicable to the oil and gas industry;

(vii)	the terms and conditions of the Leases and the Title and Operating Documents;

(viii)	to the extent set out in or contemplated by Schedule E to the Disclosure Letter, any royalties, net profits interests or other burdens or encumbrances applicable to the Petroleum and Natural Gas Rights, any Third Party Purchase Rights and any potential alterations of Seller’s or any of the Existing Holding Subsidiaries’ interests in the Oil and Gas Assets because of payout conversion or a farmin, farmout or other such agreement;

(ix)	liens or security incurred, created or granted in the ordinary course of business, or imposed by Regulations, to a public utility or governmental authority in connection with the Oil and Gas Assets or operations thereon for the payment of taxes, assessments and governmental charges which are not due at Closing, or the validity of which is being diligently contested in good faith by or on behalf of Seller or any of the Existing Holding Subsidiaries;

(x)	mechanics’, builders’, materialman’s and similar liens in respect of services rendered or goods supplied, but only insofar as such liens relate to services or goods for which payment is not due at Closing, or the validity of which is being diligently contested in good faith by or on behalf of Seller or any of the Existing Holding Subsidiaries;

(xi)	statutory exceptions to title and the reservations, limitations, provisos and conditions in any original grants from the Crown of any of the Oil and Gas Assets or interests therein;

(xii)	the Regulations and all rights reserved to or vested in any municipality or government or other public authority to control or regulate any of the Oil and Gas Assets in any manner;

(xiii)	any security interest held by any third party encumbering the Existing Holding Subsidiaries’ interests in the Oil and Gas Assets in respect of which Seller delivers a registerable discharge or “no interest” letter to Buyer at or prior to Closing;

(xiv)	any defect or deficiency in title to the Assets disclosed in this Agreement;

(xv)	rights of the holders of Underlying Interests and rights of all holders of working and other interests in Assets in which Seller has a royalty or other similar interest;

(xvi)	the paramount title of the United States of America or any other Governmental Authority, if any;

(xvii)	any matter that is reflected in public real property records, which was not created by, through or under the Existing Holding Subsidiaries or New Holding Subsidiaries;

(xviii)	any defect in title that does not materially and adversely affect the value of the Assets or the ability of the holder of the Assets to realize the economic benefits thereof, in each case, taken as a whole; and

(xix)	all other encumbrances set out in or contemplated by Schedule E, Schedule B or Schedule C to the Disclosure Letter.

(yy)	“Person” means any natural person, Governmental Authority, corporation, general or limited partnership, joint venture, limited liability company, trust, association, or unincorporated entity of any kind.

(zz)	“Petroleum and Natural Gas Rights” means the entire interest of the Existing Holding Subsidiaries described in Schedule E to the Disclosure Letter in and to the Lands.

(aaa)	“Petroleum Substances” means petroleum, natural gas, natural gas liquids and related hydrocarbons and all other substances (whether hydrocarbon or not) relating to any of the foregoing, whether liquid, solid or gaseous, rights to or in respect of which are granted by the Leases.

(bbb)	“Prime Rate” means the rate announced from time to time by J.P. Morgan Chase at its New York office, as its prime rate for demand loans to commercial customers (which may not be the lowest rate at which it loans funds).

(ccc)	“Prospectus” means the (final) prospectus of the Buyer dated on or about the date hereof and filed with, or to be filed with, applicable Canadian securities regulatory authorities in order to give effect to the IPO.

(ddd)	“Purchase Price” has the meaning given in Section 2.3.

(eee)	“Reclamation” means the reclamation, restoration or closure of any facility or land utilized in any exploration, mining or processing operation required by any Legal Requirement or any Governmental Permits.

(fff)	“Regulated Substances” means any pollutants, contaminants, chemicals, industrial, toxic, hazardous or noxious substances or wastes which are regulated by any Governmental Authority or Legal Requirements, including but not limited to:

(i)	any petroleum or petroleum compound (refined or crude), natural gas, natural gas liquids or related hydrocarbons, flammable substance, explosive, radioactive material or any other material or pollutant which poses a hazard or potential hazard to real property or Persons;

(ii)	asbestos or any asbestos-containing material of any kind or character;

(iii)	polychlorinated biphenyls, as regulated by the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.;

(iv)	any materials or substances designated as “hazardous substances” pursuant to the Clean Water Act, 33 U.S.C. § 1251 et seq.;

(v)	“economic poison,” as defined in the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 135 et seq.;

(vi)	“chemical substance,” “new chemical substance” or “hazardous chemical substance or mixture” pursuant to the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.;

(vii)	“hazardous substances” pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.; and

(viii)	“hazardous waste” pursuant to the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.

(ggg)	“Regulations” means all statutes, laws, rules, orders, regulations and directions in effect from time to time and made by any Governmental Authority having jurisdiction over the Oil and Gas Assets, the parties to this Agreement or the transactions contemplated hereby.

(hhh)	“Royalty Assets” has the meaning given in sub-paragraph (d) of this Article 1.

(iii)	“Royalty Instruments” has the meaning given in sub-paragraph (d) of this Article 1.

(jjj)	“Shares” has the meaning given in Section 2.2.

(kkk)	“Stillwater Complex” means the mining complex burdened by the Royalty Instruments listed in paragraph 28 of Schedule A-1 to the Disclosure Letter.

(lll)	“Tangibles” means the entire interest of the Existing Holding Subsidiaries in and to all tangible depreciable property and assets, if any, set out in Schedule C to the Disclosure Letter and such other tangible depreciable property and assets as are situate in or on the Lands and which are used or are intended to be used in connection with production, gathering, processing, measuring, making marketable, injection, removal, transmission, treatment or storage of Petroleum Substances or operations thereon or in connection with water or miscible fluids injection or removal operations that relate to the Petroleum and Natural Gas Rights, including, without limitation, production equipment, pipelines, pipeline connections, meters, dehydrators, motors, compressors, treaters, scrubbers, separators, pumps, tanks, boilers and communication equipment.

(mmm)	“Tax Returns” shall mean returns, reports, information statements and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment, claim for refund or collection of any Tax and shall include any amended returns required as a result of examination adjustments made by the Internal Revenue Service or other Tax authority.

(nnn)	“Taxes” means all levies, charges and assessments of any kind or nature imposed by any Governmental Authority, including but not limited to all income, sales, use, ad valorem, value added, franchise, severance, net or gross proceeds, withholding, payroll, employment, excise, or property taxes, together with any interest thereon and any penalties, additions to tax, or additional amounts applicable thereto.

(ooo)	“Third Party Purchase Rights” has the meaning given in Section 5.4.

(ppp)	“Title and Operating Documents” means, to the extent directly related to the Petroleum and Natural Gas Rights, the Wells and the Tangibles:

(i)	Contracts pursuant to which any Existing Holding Subsidiary derives any interest in or affecting any Existing Holding Subsidiary’s interests and obligations therein, including, without limitation, operating agreements, royalty agreements, unit agreements, royalty trust certificates, farmin or farmout agreements, option agreements, participation agreements, pooling agreements and trust agreements (whether Existing Holding Subsidiary is the trustee or beneficiary thereunder);

(ii)	Contracts for the construction, ownership and operation of the Tangibles;

(iii)	service agreements for the injection or subsurface disposal of substances, the use of wellbores or the operation of any Wells or Tangibles by a third party;

(iv)	production sales, gas balancing or similar Contracts, or Contracts for the transportation processing or disposal of Petroleum Substances;

(v)	any approvals, authorizations or licenses required under the Regulations for the conduct of operations with respect to the Oil and Gas Assets, including, without limitation, Well licenses; and

(vi)	all other agreements, other than the Leases, that relate to the ownership, operation or exploitation of the Petroleum and Natural Gas Rights, the Wells or the Tangibles;

but only, in each such case, to the extent that they relate in whole or in part to Petroleum Substances within, upon or under the Lands and subject to the limitations as to geological formations and stratigraphic zones set out in or contemplated by Schedule E to the Disclosure Letter.

(qqq)	“Total Shares” means, collectively, the Initial IPO Shares and the Over-Allotment Shares.

(rrr)	“Underlying Interests” has the meaning given in Section 4.7(a).

(sss)	“Underwriting Agreement” means the underwriting agreement entered into on the date hereof among Seller, Buyer and the underwriters of the IPO.

(ttt)	“Wells” means the wells which are or were used in connection with the Petroleum and Natural Gas Rights identified in Schedule B to the Disclosure Letter.

ARTICLE 2 - BASIC TRANSACTIONS

2.1	Contribution of Assets.

Subject to the terms and conditions in this Agreement (including, without limitation, Section 5.5), effective on or before the Closing and, in the case of the transfer to New AusCo, on the later of (i) on or before Closing and (ii) within two Business Days following the satisfaction of the conditions in Sections 6.1(e) and 6.2(e), Seller shall cause each Existing Holding Subsidiary to transfer to one or more of the newly-formed subsidiaries of Seller (each a “New Holding Subsidiary” and collectively the “New Holding Subsidiaries”) all rights, titles and interests of such Existing Holding Subsidiary in and to the Assets, other than the Directly Transferred Assets, as more particularly set forth in Schedule D to the Disclosure Letter.

2.2	Purchase and Sale of Shares and Directly Transferred Assets.

Subject to the terms and conditions of this Agreement, at Closing Seller shall sell and convey (or cause the Existing Holding Subsidiaries to sell and convey) to Buyer, and Buyer shall purchase for the Purchase Price, (i) all of the issued and outstanding shares of capital stock of the New Holding Subsidiaries (the “Shares”), free and clear of all Encumbrances, and (ii) all of the Existing Holding Subsidiaries’ right, title and interest in and to the Directly Transferred Assets.

2.3	Purchase Price.

The purchase price for the Shares and the Existing Holding Subsidiaries’ right, title and interest in and to the Directly Transferred Assets shall be equal to the following:

(a)	the Net Proceeds from the sale of the Initial IPO Shares;

(b)	Cdn.$22.8 million in immediately available funds;

(c)	US$140 million to be drawn by the Buyer in the Lending Transaction;

(d)	subject to Section 2.4, the Deferred Consideration, if any; and

(e)	the amount of the Assumed Liabilities allocable to the Directly Transferred Assets;

(collectively, the “Purchase Price”).

At Closing, Buyer shall, and shall cause the New Holding Subsidiaries to, pay and satisfy the Purchase Price by assuming the Assumed Liabilities pursuant to Section 2.5 and by delivering to the Existing Holding Subsidiaries, as set forth on Schedule 2.3 to the Disclosure Letter:

(i)	demand promissory notes in an aggregate amount equal to the items in subparagraphs (a), (b) and (c) above (collectively, the “Closing Notes”); and

(ii)	promissory notes in an amount equal to the Deferred Consideration (the “Deferred Consideration Notes”), payable in the manner and for the consideration as set forth in Section 2.4 on the earlier to occur of:

(A)	the 33rd day following the IPO Closing Date; and

(B)	closing of the sale of the Over-Allotment Shares upon exercise of the Over-Allotment Option.

Immediately following closing of the IPO, Buyer shall repay the Closing Notes by wire transfer of immediately available funds to one or more bank accounts designated in writing by Seller.

2.4	Deferred Consideration.

The amount of the “Deferred Consideration” shall be equal to (A) the product of (i) the offering price per common share in connection with the IPO and (ii) the difference between 72 million common shares and the actual number of Initial IPO Shares (and if such difference is equal to or less than zero, it shall be deemed to be zero), less (B) the portion of the underwriters’ fees and expenses that is payable in connection with the sale of such number of Over-Allotment Shares the proceeds of which are paid to Seller in repayment of the Deferred Consideration Notes (determined by the parties hereto on the Closing Date using reasonable estimates of the underwriters’ fees and the expenses to be to be incurred in respect thereto). The Deferred Consideration Notes shall be satisfied as follows:

(a)	if the Over-Allotment Option is exercised and the number of Total Shares is equal to or greater than 72 million common shares of the Buyer being sold in the IPO, then the Deferred Consideration shall be satisfied in cash on closing of the exercise of the Over-Allotment Option by wire transfer of immediately available funds to one or more bank accounts designated in writing by Seller; or

(b)	if the Over-Allotment Option is exercised and the number of Total Shares is less than 72 million common shares of the Buyer being sold in the IPO, then the Deferred Consideration Notes shall be satisfied by:

(i)	the Net Proceeds from the sale of the Over-Allotment Shares, which amount shall be satisfied on closing of the exercise of the Over-Allotment Option by wire transfer of immediately available funds to one or more bank accounts designated in writing by Seller; and

(ii)	delivery to the Seller of such number of common shares of Buyer as is equal to 72 million common shares less the number of Total Shares; or

(c)	if the Over-Allotment Option is not exercised, the Deferred Consideration Notes shall be satisfied by delivery to the Seller of a number of common shares of Buyer as is equal to the difference between 72 million common shares and the number of Initial IPO Shares.

For greater certainty, no Deferred Consideration is payable if the number of Initial IPO Shares is at least equal to 72 million common shares of Buyer.

2.5	Assumed Liabilities.

From and after Closing, Buyer shall, and shall cause the New Holding Subsidiaries to (in respect of the Assets relating to such New Holding Subsidiaries), assume, pay, discharge, and perform the following (the “Assumed Liabilities”):

(a)	all Environmental Liabilities, regardless of when existing or arising;

(b)	those obligations and liabilities attributable to periods after the Closing Date under each of the Royalty Instruments, Title and Operating Documents and the Leases or otherwise relating to or arising with respect to the Assets;

(c)	all currently outstanding AFEs and any AFEs created on or prior to the Closing Date; and

(d)	all other liabilities and obligations arising out of ownership or operation of the Assets following the Closing Date.

2.6	Allocation of Amounts Payable and Receivable.

All amounts payable or receivable or accrued (other than pursuant to Section 2.5(c)) or paid or received under the Royalty Instruments and the Title and Operating Documents or otherwise with respect to the Assets with respect to periods prior to and including the Closing Date shall be for the account of the Existing Holding Subsidiaries, and all amounts payable or receivable or paid or received under the Royalty Instruments and the Title and Operating Documents or otherwise with respect to the Assets with respect to periods after the Closing Date are for the account of the New Holding Subsidiaries and Buyer (in the case of the Directly Transferred Assets). If following Closing Buyer receives any such amounts that are for the account of an Existing Holding Subsidiary it shall, within 15 days following each of March 31, 2008 and June 30, 2008, provide Seller with (i) a statement of all such amounts received in such period, (ii) a wire transfer of immediately available funds equal to such amounts and (iii) a certificate signed by an officer of Buyer certifying that Buyer has complied with the provisions of this Section 2.6. If following Closing Seller receives any such amounts that are for the account of a New Holding Subsidiary or Buyer, it shall, within 15 days following each of March 31, 2008 and June 30, 2008, provide Buyer with (i) a statement of all such amounts received in such period, (ii) a wire transfer of immediately available funds equal to such amounts and (iii) a certificate signed by an officer of Seller certifying that Seller has complied with the provisions of this Section 2.6. Any such amounts received by Buyer or Seller following June 30, 2008, shall be promptly remitted by such party to the other party. Each of Buyer and Seller shall, on December 31, 2008, provide the other party with a certificate signed by an officer of such certifying party certifying that such certifying party has complied with the provisions of this Section 2.6. In the event of any dispute between Buyer or Seller with respect to any such amounts, each shall provide the other reasonable access to its books and records relating to such amounts and shall endeavour in good faith to resolve such dispute.

2.7	Transfer Taxes.

Seller shall pay all recording fees, real property transfer Taxes and similar costs (including, without limitation, stamp duties) required to be paid in connection with the transactions contemplated by Section 2.1, and Buyer shall reimburse Seller for all such costs within ten business days following receipt of invoice from Seller. All other sales, use, transfer, and similar Taxes (but not including any Income Taxes owed by Seller or any of its Affiliates) arising from or payable by reason of the transactions contemplated by this Agreement shall be paid by Buyer.

2.8	Purchase Price Allocation.

The allocation of the Purchase Price among the Shares and the Assets is set forth on Schedule 2.8 of the Disclosure Letter, which allocation shall be binding upon the parties for all purposes. Without limiting the generality of the foregoing, the parties shall file all Tax Returns in accordance with such allocation.

2.9	Tax Election.

(a)	The transfers described in Section 2.1 with respect to each New Holding Subsidiary that is a “taxable Canadian corporation” for the purposes of the Income Tax Act (Canada) will be effected on a tax-deferred basis pursuant to section 85 of the Income Tax Act (Canada) (and any applicable provincial equivalent). If requested by Seller, each such New Holding Subsidiary will execute and file any tax election so requested by Seller (in its sole discretion, acting reasonably) in the form so requested (including under section 85 of the Income Tax Act (Canada) and any applicable provincial equivalent) respecting the transfer of the Assets to that New Holding Subsidiary.

(b)	Each of the Buyer and Seller acknowledge and agree that the transfer of Assets by the Existing Holding Subsidiaries to each of New CanCo and New USCo pursuant to Section 2.1 shall not, and shall not be deemed to, qualify under section 351 of the United States Internal Revenue Code.

2.10	Canadian Withholding Tax.

Buyer shall be entitled to withhold from the portion of the Purchase Price allocated to any Shares or Directly Transferred Assets set out on Schedule 3.13 of the Disclosure Letter, and to remit such withheld amount to the Receiver General (Canada), in accordance with the section 116 of the Income Tax Act (Canada).

ARTICLE 3 - SELLER’S REPRESENTATIONS AND WARRANTIES

Seller represents, warrants and acknowledges to Buyer as follows:

3.1	Organization of Seller and Existing Holding Subsidiaries.

Seller and each Existing Holding Subsidiary is or, in the case of the Existing Holding Subsidiary to be formed upon the amalgamation of Newmont Mining Corporation of

Canada Limited and Redstone Resources Inc., will be a corporation or other entity duly organized, validly existing, and in good standing under its jurisdiction of incorporation or organization, and has all requisite power and authority to hold its respective Assets and to execute, deliver and perform its obligations under this Agreement. Each Existing Holding Subsidiary is a direct or indirect wholly-owned subsidiary of Seller.

3.2	Organization of New Holding Subsidiaries.

As of Closing, each of the New Holding Subsidiaries will be a corporation or other entity duly organized, validly existing and in good standing under its jurisdiction of incorporation or organization, and will have all requisite power and authority to hold and operate the Assets conveyed to it pursuant to Section 2.1.

3.3	Authority.

The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller have been duly and validly authorized by all necessary action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller, and is the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Seller has caused, or will have caused by the Closing, the Existing Holding Subsidiaries to have taken all such corporate action as is necessary by such entities to complete the transactions contemplated by this Agreement.

3.4	Capitalization of New Holding Subsidiaries.

Each New Holding Subsidiary will be an indirect wholly-owned subsidiary of Seller. Except for the Shares, there will not be outstanding as of Closing any shares of capital stock of any New Holding Subsidiary or other securities, or except as contemplated by this Agreement any options, warrants, subscriptions or other rights of any Person to acquire, or any instruments that are convertible into, any shares of capital stock or other equity interests of any New Holding Subsidiary.

3.5	No Conflict; Required Consents.

Except as described on or contemplated by Schedule 3.5 to the Disclosure Letter, the execution, delivery, and performance by Seller or the Existing Holding Subsidiaries of this Agreement do not and will not:

(a)	conflict with or violate any provision of the charter or bylaws or other organizational or constituent documents of the Seller or any of the Existing Holding Subsidiaries;

(b)	violate any provision of any Legal Requirements;

(c)	conflict with, violate, result in a breach of, constitute a default under any Contract or Encumbrance to which Seller or the Existing Holding Subsidiaries is a party or by which Seller or the Assets are bound or affected;

(d)	result in the creation or imposition of any Encumbrance against or upon any of the Assets other than Permitted Encumbrances;

(e)	result in, or give rise to, a right of first offer or any other right or option of any Person to acquire any of the Assets or Royalty Instruments; or

(f)	require any consent, approval or authorization of any Governmental Authority or other Person or under any Legal Requirements, except any such consents, approvals or authorizations which are contemplated in this Agreement or the failure of which to be obtained could not reasonably be expected to have a material adverse effect on the Assets taken as a whole.

3.6	Title to Assets.

Seller makes no representation or warranty with respect to its title to the Assets. Except as specifically contemplated in this Agreement, as of Closing, the New Holding Subsidiaries and Buyer will hold the rights, titles and interests currently held by the Existing Holding Subsidiaries in the Assets free and clear of all Encumbrances created by, through or under the Existing Holding Subsidiaries or New Holding Subsidiaries, other than Permitted Encumbrances.

3.7	Royalty Instruments and Title and Operating Documents.

Seller has made available to Buyer true and correct copies of the Royalty Instruments and Title and Operating Documents, including all material amendments or modifications thereto. None of the Existing Holding Subsidiaries or, to the knowledge of Seller, any other party to the Royalty Instruments or the Title and Operating Documents is in default of any obligation under the Royalty Instruments or Title and Operating Documents (other than obligations related to payment or remittances), which would reasonably be considered to be a material default thereunder.

3.8	Royalty Revenues.

Seller has made available to Buyer a materially true and correct statement of the revenues to the Existing Holding Subsidiaries attributable to the Assets during calendar years 2004, 2005 and 2006, as well as the nine-month period ending September 30, 2007. Except as described in Schedule 3.8 to the Disclosure Letter, since January 1, 2004, no Operator has withheld, failed to pay, or threatened to not make payment of any material amount in respect of any period for which such payment is or was required to be made under any Royalty Instrument or Title and Operating Document, which withholding, failure or threat has not been resolved and such amounts paid by the Closing Date. Except as described in Schedule 3.8 to the Disclosure Letter, at the Closing Date, there are no outstanding disagreements with respect to the calculation of any material payment under any Royalty Instrument.

3.9	Litigation.

There is no Litigation to which Seller or its Affiliates are a party, the subject of which are the Assets (or any of them), or the Royalty Instruments or Title and Operating Documents or any of them, or which regards the payment or non-payment of any amount under a

Royalty Instrument or Title and Operating Document, or which regards the performance or non-performance of any obligation under a Royalty Instrument or Title and Operating Document, or which directly challenges the validity or enforceability of a Royalty Instrument or Title and Operating Document, or the transactions contemplated by this Agreement, except for any such Litigation which arises out of or results from the Third Party Purchase Rights or which could not reasonably be expected to (i) have a material adverse effect on the Assets taken as a whole, (ii) materially impede the completion of the transactions contemplated under this Agreement, or (iii) have any materially adverse effect on the Royalty Instruments which establish the royalties over the Goldstrike Complex or the Stillwater Complex.

3.10	Assets and Liabilities.

Except only for the Assumed Liabilities and as otherwise contemplated in this Agreement, as of Closing the New Holding Subsidiaries will have no other liabilities or obligations of any kind whatsoever (whether accrued, contingent or actual). As of Closing, the New Holding Subsidiaries will have no other assets other than that portion of the Assets conveyed to it, or to be conveyed to it, pursuant to this Agreement.

3.11	Payment of Taxes.

To Seller’s knowledge, all royalties and ad valorem, property, production, severance and similar Taxes and assessments based on or measured by the Existing Holding Subsidiaries’ ownership of the Oil and Gas Assets, the production of Petroleum Substances or the receipt of proceeds therefrom that are due and payable by the Existing Holding Subsidiaries prior to the Closing have been or will have been properly paid and discharged.

3.12	AFEs.

Other than as set out in Schedule 3.12 to the Disclosure Letter, there are no outstanding AFEs the Existing Holding Subsidiaries’ share of which is in excess of Cdn$500,000 for which the New Holding Subsidiaries will be liable, other than usual operating expenses incurred in the normal conduct of operations.

3.13	Canadian Tax Status.

Except as set out in Schedule 3.13, each Existing Holding Subsidiary that will sell taxable Canadian property for the purposes of the Income Tax Act (Canada) is not a non-resident of Canada for the purposes of the Income Tax Act (Canada). None of the Shares (other than shares of the capital stock of a New Holding Subsidiary that is a resident of Canada for the purposes of the Income Tax Act (Canada)) constitutes “taxable Canadian property” for the purposes of the Income Tax Act (Canada).

ARTICLE 4 - BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents, warrants and acknowledges to Seller as follows:

4.1	Organization and Qualification of Buyer.

Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Canada, and has all requisite power and authority to carry out its obligations under this Agreement.

4.2	Authority.

Buyer has all requisite power and authority to execute, deliver, and perform this Agreement and consummate the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement on the part of Buyer have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer, and is the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

4.3	No Conflict; Required Consents.

The execution, delivery, and performance by Buyer of this Agreement do not and will not:

(a)	conflict with or violate any provision of the charter or bylaws of Buyer;

(b)	violate any provision of any Legal Requirements;

(c)	conflict with, violate, result in a breach of, constitute a default under or permit the acceleration of the performance required by, any Contract or Encumbrance to which Buyer is a party or by which Buyer or the assets or properties owned or leased by Buyer are bound or affected; or

(d)	require any consent, approval or authorization of any Governmental Authority or other Person.

4.4	Canadian Resident.

Buyer is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

4.5	Investment Representations.

The Shares are being acquired by Buyer as principal for its own account and not for the benefit of any other person, for investment only and not with a view of any distribution thereof. Buyer understands that the Shares have not been registered under the Securities Act of 1933 (the “Securities Act”) or the securities laws of any state, and have not been qualified for distribution under Canadian securities laws, and must be held indefinitely unless subsequently registered under the Securities Act and any applicable U.S. state securities laws or unless an exemption from registration becomes or is available and, in the case of a distribution to which Canadian securities laws apply, unless qualified for distribution or unless an exemption from the registration and prospectus requirements of such laws is available. Buyer is, and will on Closing be, an “accredited investor”, as such term is defined in Regulation D promulgated under the Securities Act and in National Instrument 45-106 – Prospectus and Registration Exemptions of the Canadian Securities Administrators, and is not created or used solely to purchase or hold securities as an accredited investor. Buyer has not been provided with, has not requested and has no need to receive an “offering memorandum,” as defined by applicable Canadian securities laws. Buyer acknowledges that the certificates representing the Shares shall bear such legend, if any, as may be required under applicable Canadian securities laws. Buyer will not distribute any Shares in violation of the Securities Act or the applicable securities laws of any U.S. state or Canadian province or territory. Buyer:

(a)	is familiar with the Assets,

(b)	has been given the opportunity to ask questions of the officers and directors of Seller and the Existing Holding Subsidiaries and to obtain (and has received to Buyer’s satisfaction) such information about the Assets as Buyer has reasonably requested; and

(c)	has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment in the Shares.

In formulating a decision to enter into this Agreement,

(i)	Buyer has relied solely upon an independent investigation of the Assets and upon consultations with Buyer’s legal and financial advisors with respect to this Agreement and the nature of this investment; and

(ii)	no reliance was placed by Buyer upon any representations or warranties other than those of Seller stated in Article 3 of this Agreement.

4.6	Regulatory Requirements.

Buyer meets all qualification requirements of all Governmental Authorities and under the Regulations to hold the New Holding Subsidiaries.

4.7	No Additional Representations or Warranties by the Seller.

BUYER ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 3, SELLER MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE ASSETS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT. THE ASSETS WILL BE CONVEYED BY THE EXISTING HOLDING SUBSIDIARIES TO THE NEW HOLDING SUBSIDIARIES OR BUYER, AS THE CASE MAY BE, AS-IS, WITH ALL FAULTS. Except for representations made by the Seller in Article 3, Buyer acknowledges that it is relying solely upon its own investigations with respect to, and that Seller does not expressly or implicitly represent or warrant title to the Assets or make any representations or warranties with respect to, the following matters:

(a)	the value, merchantability or fitness for any purpose of the mineral, oil and gas or real property interests underlying the Assets (the “Underlying Interests”); the existence or presence of any mineral substances, ore, the feasibility or profitability of any operation on or with respect to the Assets or the Underlying Interests; the value of the Assets; the right or ability of any operator of the Assets or Underlying Interests (an “Operator”) to mine or produce minerals, Petroleum Substances or ore from the Underlying Interests or to perform their obligations under the Title and Operating Documents or otherwise or the legal status of any of the Operators; the likelihood that minerals or ore can or will be removed from the Underlying Interests in commercially saleable quantities; the physical condition of the Underlying Interests; the existence of contaminants on the Underlying Interests; and any Environmental Liabilities associated with the Assets or the Underlying Interests;

(b)	the right or ability of any of the Operators to perform their obligations under the Royalty Instruments, or the legal status of any of the Operators;

(c)	the title, if any, of any of the Operators to the Underlying Interests; the absence of third-party claims to or interests in the Underlying Interests; the status or good standing of the Underlying Interests; whether any or all of the Underlying Interests continue to exist; whether Taxes required to maintain the Underlying Interests in good standing have been paid; or whether any rights in respect of the Underlying Interests were validly obtained by conversion, extension or substitution of concessions;

(d)	the quantity, quality or recoverability of Petroleum Substances;

(e)	any estimates of the value of the Oil and Gas Assets or the revenues applicable to future production therefrom;

(f)	any engineering, geological or other interpretations or economic evaluations respecting the Oil and Gas Assets;

(g)	the rates of production of Petroleum Substances from the Oil and Gas Assets;

(h)	the quality, condition (physical or otherwise) or serviceability of the Assets or the suitability of their use for any purpose;

(i)	the accuracy or completeness of any information, documentation or data provided to Buyer pursuant to or in connection with the negotiation hereof, relating to the Assets, the Underlying Interests or otherwise, including information, documentation or data provided to Buyer by way of electronic transfer of records or other computer records, file summaries or other interpretive records that were prepared by Seller or any of the Existing Holding Subsidiaries for internal use;

(j)	any other matter whatsoever with respect to any interests underlying the Assets in which Seller or any of the Existing Holding Subsidiaries has a royalty or similar interest.

Without restricting the generality of the foregoing, Buyer acknowledges that it has made (and will, prior to Closing, continue to make) its own independent evaluation and inspection of the Assets and their condition as part of its due diligence process, and that, subject to Article 3, it has relied on that independent review for its assessment of the condition, quantum and value of the Assets.

ARTICLE 5 - COVENANTS

5.1	Confidentiality.

(a)	Prior to Closing, any non-public information that Buyer may obtain from Seller in connection with this Agreement with respect to Seller shall be deemed confidential, and Buyer shall not disclose any such information to any third party (other than its directors, officers and employees, and representatives of its advisors, underwriters and lenders whose knowledge thereof is necessary in order to facilitate the consummation of the transactions contemplated hereby or necessary to facilitate the consummation of the IPO or the Lending Transaction) or use such information for any commercial purpose; provided, however, that:

(i)	Buyer may use and disclose any such information once it has been publicly disclosed (other than by Buyer in breach of its obligations under this Section) or which rightfully has come into the possession of Buyer (other than from Seller);

(ii)	Buyer may disclose such information to its officers, directors, agents, employees, advisors, underwriters and lenders as necessary in connection with the transactions contemplated in this Agreement;

(iii)	Buyer may disclose such information in the Prospectus with the consent of Seller, not to be unreasonably withheld; and

(iv)	to the extent that Buyer may become compelled by Legal Requirements to disclose any of such information, Buyer may disclose such information if it shall have used all reasonable efforts, and shall have afforded Seller the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed.

5.2	Third Party Consents and Notices Generally.

Seller shall exercise its commercially reasonable efforts to deliver to Buyer on Closing forms of all requests for consents and approvals of Governmental Authorities and other Persons required for consummation of the transactions contemplated by this Agreement (except for compliance with the requirements of any Third Party Purchase Rights, which is governed by Section 5.4), which Buyer shall obtain from such Governmental Authorities and other Persons following Closing, and Buyer shall cooperate reasonably with such efforts of Seller. Seller shall exercise its commercially reasonable efforts to deliver to Buyer all forms of notices required to be delivered by it under the Royalty Instruments and Title and Operating Documents as a result of the transactions contemplated by this Agreement, which Buyer shall deliver to the applicable third parties pursuant to the Royalty Instruments and Title and Operating Documents following Closing.

5.3	Tax Matters.

(a)	To the extent that, prior to the Closing Date, the New Holding Subsidiaries are part of a consolidated, affiliated, unitary, or other combined group with the Seller or its affiliates for purposes of any Income Tax, Seller shall prepare and file, or cause to be prepared and filed, all Tax Returns related to such Income Taxes with the appropriate Governmental Authorities relating to the New Holding Subsidiaries for periods ending on or prior to the Closing Date and shall pay all Income Taxes due with respect to such Tax Returns. To the extent permitted by law and otherwise necessary, the income of the New Holding Subsidiaries shall be apportioned to the period up to the Closing Date and the period after the Closing Date by closing the books of the New Holding Subsidiaries as of the end of the day before the Closing Date.

(b)	Buyer shall prepare and file, or cause to be prepared and filed, all other Tax Returns required to be filed by the New Holding Subsidiaries and shall cause the New Holding Subsidiaries to pay the Taxes shown to be due thereon.

(c)	Seller shall cause any tax sharing agreement or similar arrangement with respect to Taxes involving the New Holding Subsidiaries to be terminated effective as of the Closing Date, to the extent any such agreement or arrangement relates to the New Holding Subsidiaries, and after the Closing Date the New Holding Subsidiaries shall have no obligation under any such agreement or arrangement for any past, present or future period.

5.4	Third Party Purchase Rights.

If prior to or following Closing any Person asserts that it has rights of first offer, rights of first refusal or other rights to purchase or acquire any Assets as a result, directly or indirectly, of the transactions contemplated by this Agreement or the IPO (“Third Party Purchase Rights”), Seller shall, as soon as reasonably practicable, provide written notice of such assertion to Buyer as well as the details of any Litigation related thereto and Buyer and Seller shall cooperate both before and after Closing to resolve such claims as expeditiously as possible on terms that involve the payment to Buyer of all consideration and proceeds resulting from the sale or other disposition to any such Person of any Assets pursuant to any Third Party Purchase Rights. For the avoidance of doubt, Buyer and Seller acknowledge that the Purchase Price shall not be reduced as the result of the existence or exercise of any Third Party Purchase Rights, and Seller shall have no rights to any consideration or proceeds payable or resulting from the exercise of any Third Party Purchase Rights.

5.5	Recordations and Filings.

As soon as practicable following Closing, Seller shall, subject to Section 2.7 (including, for greater certainty, the obligation of Buyer to reimburse Seller for such expenses),

at its expense complete all recording of instruments and associated filings with Governmental Authorities required for consummation of the transactions contemplated by Section 2.1 and provide the original recorded instruments and copies of such filings to Buyer. For greater certainty, Buyer shall, at its expense, complete all recording of instruments and associated filings with Governmental Authorities required for consummation of the transfer of the Directly Transferred Assets pursuant to Section 2.2.

5.6	Management and Board Placement.

Buyer shall not (i) amend the subscription agreements in respect of the Management and Board Placement or (ii) consent to any Transfer (as such term is defined in the subscription agreements in respect of the Management and Board Placement) of the common shares of Buyer issued pursuant to the Management and Board Placement, in each case, which would have the effect of allowing such common shares to be Transferred (as such term is defined in the subscription agreements in respect of the Management and Board Placement), directly or indirectly, in any manner whatsoever prior to the three year anniversary of the IPO Closing Date other than as currently contemplated in Article 5 of such subscription agreements. Buyer agrees that, in the event of a breach of this covenant by Buyer, Seller would suffer damages in respect of each Transferred common share in an amount per share equal to the difference between the average subscription price per share of such common shares (being Cdn$7.60) and Cdn$15.20 (being the offering price of such shares under the IPO) and Buyer would be obligated to pay such amount as liquidated damages. Buyer further acknowledges that such amount is a genuine estimate of damages and is not a penalty.

ARTICLE 6 - CONDITIONS PRECEDENT

6.1	Conditions to Buyer’s Obligations.

The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, which may be waived by Buyer:

(a)	Seller shall have performed and complied in all material respects with all covenants and obligations of this Agreement to be complied with and performed by it at or before Closing.

(b)	All representations and warranties of the Seller in this Agreement shall be true and correct in all material respects (or, if qualified by materiality, in all respects) as of the date of Closing, with the same force and effect as if made on and as of that date, except:

(i)	to the extent that such representations and warranties refer to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date; and

(ii)	for changes contemplated by this Agreement.

(c)	Seller shall have delivered to Buyer a certificate, dated as of the date of Closing, executed by an executive officer of Seller, certifying that the conditions stated in paragraphs 6.1(a) and 6.1(b) have been satisfied.

(d)	Any waiting period (and any extension thereof) under the Competition Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated, or clearance shall otherwise have been granted by the relevant Governmental Authorities.

(e)	Either:

(i)	Buyer shall have been informed in writing by or on behalf of the Australian Federal Treasurer that there are no objections in terms of the Australian Government’s Foreign Investment Policy to it acquiring the Royalty Assets located in Australia, subject to any conditions that the Treasurer may determine to impose being reasonably acceptable to the Buyer; or

(ii)	the period during which the Australian Federal Treasurer is empowered by Section 25 and Section 26A of FATA to make an order prohibiting the proposed acquisition of relevant Royalty Assets has expired without an order having been made, provided that if this condition is not satisfied by the Closing, then the purchase and sale of the shares of NewAusCo shall not be completed on the Closing Date, but shall be completed on the second Business Day following the date that paragraph (i) or (ii) of this condition shall have occurred, and the Buyer hereby irrevocably waives this condition to Closing if not satisfied by the Closing, and shall otherwise be governed by the covenants and obligations set forth in Section 8.2.

(f)	There shall be no pending or threatened third party Litigation seeking to obtain damages in connection with, or to restrain, prohibit, invalidate, set aside, in whole or in part, the consummation of this Agreement or the transactions contemplated by this Agreement or which if successful could have the effect of any of the foregoing or any Judgment providing for any of the foregoing, other (i) in connection with the Third Party Purchase Rights and (ii) than those which would not reasonably be expected to have a material adverse effect on the Assets taken as a whole.

(g)	Subject to Section 8.1, Seller shall have made available to Buyer evidence that the transactions contemplated by Section 2.1 have been consummated in all material respects (subject to finalization of all real property recordations and similar notice filings with Governmental Authorities).

(h)	Buyer shall have obtained a final receipt for the Prospectus from the applicable Canadian securities regulatory authorities.

(i)	The Underwriting Agreement shall have become unconditional (other than the condition relating to the completion of the transactions contemplated under this Agreement) and the underwriters shall not have exercised any rights of termination thereunder.

6.2	Conditions to Seller’s Obligations.

The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, which may be waived by Seller:

(a)	Buyer shall have performed and complied in all material respects with all covenants and obligations in this Agreement to be complied with and performed by Buyer at or before Closing.

(b)	All representations and warranties of Buyer in this Agreement shall be true and correct in all material respects (or, if qualified by materiality, in all respects) as of the date of Closing with the same force and effect as if such representations and warranties had been made on and as of that date.

(c)	Buyer shall have delivered to Seller a certificate dated as of the date of Closing, executed by an executive officer of Buyer, certifying that the conditions stated in paragraphs 6.2(a) and 6.2(b) have been satisfied.

(d)	Any waiting period (and any extension thereof) under the Competition Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated, or clearance shall otherwise have been granted by the relevant Governmental Authorities.

(e)	Either:

(i)	Buyer shall have been informed in writing by or on behalf of the Australian Federal Treasurer that there are no objections in terms of the Australian Government’s Foreign Investment Policy to it acquiring the Royalty Assets located in Australia, subject to any conditions that the Federal Treasurer may determine to impose being reasonably acceptable to the Buyer; or

(ii)	the period during which the Federal Treasurer is empowered by Section 25 and Section 26A of the FATA to make an order prohibiting the proposed acquisition of relevant Royalty Assets has expired without an order having been made, provided that if this condition is not satisfied by the Closing, then the purchase and sale of the Shares of NewAusCo shall not be completed on the Closing Date, but shall be completed on the second Business Day following the date that paragraph (i) or (ii) of this condition shall have occurred, and Seller hereby irrevocably waives this condition to Closing if not satisfied by the Closing, and shall otherwise be governed by the covenants and obligations set forth in Section 8.2.

(f)

There shall be no pending or threatened third party Litigation seeking to obtain damages in connection with, or to restrain, prohibit, invalidate, set aside, in whole or in part, the consummation of this Agreement or the transactions contemplated by this Agreement or which if successful could have the effect of any of the foregoing or any Judgment providing for any of the foregoing, other than (i) in connection with the Third Party Purchase Rights and (ii) those which would not reasonably be expected to have a material adverse effect on the Assets taken as a whole.

(g)	Buyer shall have obtained a final receipt for the Prospectus from the applicable Canadian securities regulatory authorities.

(h)	The Underwriting Agreement shall have become unconditional (other than the condition relating to the completion of the transactions contemplated under this Agreement) and the underwriters shall not have exercised any rights of termination thereunder.

(i)	The Lending Transaction shall have become unconditional (other than the condition relating to the completion of the transactions contemplated under this Agreement) and the lenders shall not have exercised any rights of termination thereunder.

ARTICLE 7 - CLOSING

7.1	Closing; Time and Place.

Other than as specifically contemplated in this Agreement, the consummation and closing of the transactions contemplated by this Agreement (“Closing”) shall take place at the offices of Goodmans LLP, 250 Yonge Street, Suite 2400, M5B 2M6, or such other location as Buyer and Seller agree upon, on the Closing Date. The consummation and closing of the transactions contemplated in Section 2.1 shall take place on or before Closing at:

(i)	the offices of Perkins Coie LLP, 1899 Wynkoop Street, Suite 700, Denver, CO 80202;

(ii)	the offices of Lawson Lundell LLP, 3700, 205-5th Avenue S.W., Bow Valley Square 2, Calgary, Alberta, T2P 2V7; and

(iii)	the offices of Seller, Level 1, 388 Hay Street, Subiaco, Western Australia 6904.

7.2	Seller’s Obligations.

At Closing and, in the case of the transfer of the Shares of New AusCo, upon completion of such transfer, Seller shall deliver or cause to be delivered to Buyer the following:

(a)	Shares. The original certificates for the Shares, executed in blank for transfer or with separate stock powers or equivalent instruments executed for transfer in blank.

(b)	Constituent Documents. Copies of the articles of incorporation, bylaws or other constituent documents of each of the New Holding Subsidiaries, certified as being true and correct by an authorized officer of Seller, and the original minute books and share ledgers of each of the New Holding Subsidiaries.

(c)	Royalty Instruments and Title and Operating Documents. Subject to Section 8.1, such original copies of the Royalty Instruments and Title and Operating Documents and related correspondence and files as Seller has in its possession or which are reasonably obtainable by it and the Books and Records (or, to the extent it is not practicable to deliver all of the foregoing at Closing, Seller shall deliver it as soon as practicable following Closing).

(d)	Conveyance Documents. (i) A form of general conveyance, reasonably satisfactory to Buyer and Seller, to effect the conveyance of the Directly Transferred Assets to Buyer and (ii) the instruments and associated filings required to be completed by Seller pursuant to Section 5.5, other than those instruments and associated filings the failure of which to deliver on Closing would not have a material adverse effect on Buyer.

(e)	Consents and Notices. The forms of requests for consents and notices required to be delivered by Seller pursuant to Section 5.2, other than those consents and notices the failure of which to deliver on Closing would not have a material adverse effect on Buyer.

(f)	Resignations. Resignations of the officers and directors of each of the New Holding Subsidiaries.

(g)	Other. Such other documents and instruments as shall be necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby.

7.3	Buyer’s Obligations.

At Closing, Buyer shall deliver or cause to be delivered to Seller or such of Seller’s Affiliates as Seller shall direct the following:

(a)	Purchase Price. The Closing Notes and the Deferred Consideration Notes.

(b)	Conveyance Documents. An executed copy of the general conveyance to be delivered pursuant to Section 7.2(d).

(c)	Other. Such other documents and instruments as shall be necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby.

ARTICLE 8 – POST-CLOSING COVENANTS

8.1	Non-Transferred Assets.

As soon as reasonably practicable following Closing, Seller shall, for no additional consideration, cause each of the Existing Holding Subsidiaries to convey to the New Holding Subsidiaries or Buyer, as the case may be, free and clear of all Encumbrances created by, through or under the Existing Holding Subsidiaries, other than Permitted Encumbrances, all right, title and interest of the Existing Holding Subsidiaries in and to such Assets that have not already been conveyed to the New Holding Subsidiaries or the Buyer on or before the Closing, as the case may be, pursuant to Section 2.1 and 2.2 (the “Non-Transferred Assets”), whether the failure to convey such Assets occurs inadvertently or pursuant to the terms of this Agreement, and Buyer shall, and shall cause each of the New Holding Subsidiaries to, accept the conveyance of the Non-Transferred Assets. Notwithstanding anything to the contrary in this Agreement, Seller’s obligation to convey the Non-Transferred Assets to Buyer and to complete all recording of instruments and associated filings with Governmental Authorities in respect of the Non-Transferred Assets pursuant to Section 5.5 shall survive Closing indefinitely until the time such transfer has been completed. Until completed, Seller shall hold the benefit of ownership of, and rights and interest in, the Non-Transferred Assets for the benefit of Buyer or the applicable New Holding Subsidiary, and shall promptly remit to Buyer or the applicable New Holding Subsidiary any amounts paid or received, or payable and receivable, in respect of such Assets, if received by Seller after the Closing Date.

8.2	Transfer of NewAusCo Shares.

As soon as reasonably practicable following Closing (unless completed at the Closing) and subject to satisfaction of the conditions set forth in Section 6.1(e) and Section 6.2(e), Seller shall, for no additional consideration, cause the Shares of NewAusCo to be transferred to Buyer as contemplated in this Agreement. Notwithstanding anything to the contrary in this Agreement, the obligation to convey the shares of NewAusCo to Buyer shall, subject to the provisions of this Section 8.1, survive Closing until the time such transfer has been completed. Until completed, and to the extent permitted by applicable Law, Seller shall hold the benefit of ownership of, and rights and interest in, the Shares of NewAusCo for the benefit of Buyer, and each of Seller and Buyer covenant to make all remittances in respect of the Assets of NewAusCo in accordance with Section 2.6 as soon as reasonably practicable following the transfer of the Shares of NewAusco to Buyer; provided however, that if the conditions set forth in Sections 6.1(e) and 6.2(e) shall have not been satisfied on or before March 31, 2008, then Buyer and Seller shall negotiate in good faith to agree on a transaction structure pursuant to which the conditions in Sections 6.1(e) and 6.2(e) would be satisfied and, if Seller or Buyer, acting in good faith, determines that no such agreement can be reached, (i) Seller shall be deemed to no longer hold such shares for the benefit of Buyer; (ii) Seller shall pay Buyer an amount equal to US$31.8 million, which amount shall represent a reduction of the Purchase Price equal to the value of the Shares of NewAusCo and (iii) Seller shall have no additional obligations in respect of the transfer of the NewAusCo Shares under this Agreement. The foregoing represents Buyer’s and Seller’s sole remedies in the event that the conditions in Sections 6.1(e) and 6.2(e), respectively, are not satisfied.

8.3	Post Closing Access to Books and Records.

Following the Closing, Buyer and Seller will afford each other, and their respective advisors, during normal business hours, reasonable access to, in the case of the Seller, any of the Excluded Books and Records and, in the case of Buyer, the Books and Records, in its possession with respect to periods through the Closing and the right to make copies and extracts therefrom to the extent that such access may be reasonably required by the requesting party, including without limitation in connection with (i) the preparation of Tax Returns or financial statements, (ii) any Tax audit, Tax protest or other proceeding relating to Taxes, (iii) the determination or enforcement of rights and obligations under this Agreement or the transactions contemplated hereby, (iv) compliance with the requirements of any Governmental Authority, (v) any actual or threatened lawsuit, legal proceeding, administrative enforcement proceeding or arbitration before any Governmental Authority or (v) for purposes of determining and/or verifying the amounts payable pursuant to Section 2.6.

ARTICLE 9 - TERMINATION

9.1	Termination Events.

This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a)	at any time, by the mutual written agreement of the Buyer and Seller;

(b)	by either Buyer or Seller upon written notice to the other, if any of the conditions to its obligations in Sections 6.1 and 6.2, respectively, shall not have been satisfied on or before the Closing Date, for any reason other than a material breach or default by such party of its respective covenants, agreements, or other obligations hereunder, or any of its representations herein not being true and accurate in all material respects when made or when otherwise required by this Agreement to be true and accurate in all material respects; or

(c)	as otherwise provided in this Agreement.

9.2	Effect of Termination.

If this Agreement shall be terminated pursuant to Section 9.1, all obligations of the parties hereunder shall terminate, except for the obligations in Section 5.1, this Section 9.2 and Article 11.

ARTICLE 10 - INDEMNIFICATION

10.1	Indemnification by Seller.

From and after Closing, Seller shall indemnify and hold harmless Buyer and its Affiliates and their respective officers and directors, employees, agents, and representatives, and any Person claiming by or through any of them, as the case may be, from and against any and all Losses arising out of or resulting from:

(a)	any representations and warranties of Seller in this Agreement not being true and accurate when made or at Closing; and

(b)	any failure by Seller to perform any of its covenants, agreements, or obligations in this Agreement.

10.2	Indemnification by Buyer.

From and after Closing, Buyer shall indemnify and hold harmless Seller and its Affiliates and their respective officers and directors, employees, agents, and representatives, and any Person claiming by or through any of them, as the case may be, from and against any and all Losses arising out of or resulting from:

(a)	any representations and warranties of Buyer in this Agreement not being true and accurate when made or at Closing;

(b)	any failure by Buyer to perform any of its covenants, agreements, or obligations in this Agreement;

(c)	the Assumed Liabilities;

(d)	any claims of Persons asserting any Third Party Purchase Rights set forth on Schedule 3.5 to the Disclosure Letter as a result of, or arising out of, the transactions contemplated by this Agreement; and

(e)	any failure by Seller to obtain the consent of, or provide notice to, any third party or Governmental Authority required in connection with the consummation of the transactions contemplated by this Agreement.

10.3	Procedure for Indemnified Third Party Claim.

Promptly after receipt by a party entitled to indemnification hereunder (the “Indemnitee”) of written notice of the assertion or the commencement of any Litigation with respect to any matter referred to in Sections 10.1 or 10.2, the Indemnitee shall give written notice thereof to Seller if the Indemnitee is a Person entitled to indemnification under Section 10.1, or Buyer, if the Indemnitee is a Person entitled to indemnification under Section 10.2 (in either case, the “Indemnitor”), and thereafter shall keep the Indemnitor reasonably informed with respect thereto; provided, however, that failure of the Indemnitee to give the Indemnitor notice as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor is prejudiced thereby. If any third party commences any Litigation against any Indemnitee, the Indemnitor shall be entitled to participate in such Litigation and, at its option, assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, at the Indemnitor’s sole expense; provided, however, that the Indemnitor shall not have the right to assume the defense of any Litigation if:

(a)	the Indemnitee shall have one or more legal or equitable defenses available to it which are different from or in addition to those available to the Indemnitor, and, in the reasonable opinion of the Indemnitee, counsel for the Indemnitor could not adequately represent the interests of the Indemnitee because such interests could be in conflict with those of the Indemnitor;

(b)	such Litigation is reasonably likely to have a material adverse effect on any other matter beyond the scope or limits of the indemnification obligation of the Indemnitor; or

(c)	the Indemnitor shall not have assumed the defense of the Litigation in a timely fashion (but in any event within thirty days of notice of such Litigation).

If the Indemnitor shall assume the defense of any Litigation, the Indemnitee shall be entitled to participate in any Litigation at its expense, and the Indemnitor shall not settle such Litigation unless the settlement shall include as an unconditional term thereof the giving by the claimant or the plaintiff of a full and unconditional release of the Indemnitee, from all liability with respect to the matters that are subject to such Litigation, or otherwise shall have been approved reasonably by the Indemnitee.

10.4	Payment of Indemnification Amounts and Related Matters.

Amounts payable pursuant to Sections 10.1 or 10.2 shall be payable by the Indemnitor as incurred by the Indemnitee, and shall bear interest at the Prime Rate from the date the Losses for which indemnification is sought were incurred by the Indemnitee until the date of payment of indemnification by the Indemnitor.

10.5	Determination of Indemnification Amounts; Time For Making Claims.

(a)	Buyer shall not be entitled to indemnification under Section 10.1(a) in respect of any Losses for breaches of representation and warranties in Sections 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11 and 3.12 unless and until the aggregate amount of all such Losses exceeds an amount equal to 1 percent of the Purchase Price other than the amount of the Assumed Liabilities (the “Threshold Amount”), upon which Buyer shall be entitled to indemnification only for such Losses in excess of the Threshold Amount. In no event shall the aggregate liability of Seller in respect of all Losses subject to indemnification pursuant to Section 10.1(a) for breaches of representations and warranties in Sections 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11 and 3.12 exceed an amount equal to 10 percent of the Purchase Price (other than the amount of the Assumed Liabilities) in the aggregate, and in no event shall the aggregate liability of Seller for all Losses subject to indemnification pursuant to Section 10.1 exceed the Purchase Price.

(b)	No Person shall be entitled to indemnification under Sections 10.1(a) or 10.2(a) unless it shall have given the Indemnitor written notice of the Losses for which it seeks indemnification on or before the last day of the relevant survival period provided in Section 10.6.

(c)	In determining the amount of the Losses of any Party entitled to indemnification under this Article 10 shall be, such Losses shall be reduced by the amount of any insurance proceeds, Tax benefits or other recoupment received or realized by such Party for or as a result of the circumstance or occurrence giving rise to its indemnification claim.

(d)	In no event shall any party be entitled to indemnification under this Article 10 for breaches of representations or warranties of which such party had knowledge prior to Closing and, for greater certainty, Buyer shall be deemed to have had such knowledge if any of David Harquail, Sharon Dowdall, Paul Brink, Steve Aaker, Geoff Waterman or Cindy Smith had knowledge of such breach.

10.6	Survival.

Notwithstanding any investigation made by or on behalf of Buyer, the representations and warranties of the Parties in this Agreement or in any certificate delivered in connection with this Agreement shall survive Closing:

(a)	indefinitely, in the case of Sections 3.1, 3.2, 3.3, 3.4, 3.6, 4.1, 4.2 and 4.7; and

(b)	for a period of twelve months in all other cases.

10.7	Sole Remedy.

The provisions of this Article 10 are the sole remedies of Buyer and Seller with respect to this Agreement and the transactions contemplated by this Agreement following Closing, and Buyer and Seller waive any and all other rights and remedies in respect of this Agreement and such transactions; provided, however, that if the provisions of this Article 10 shall be invalid or unenforceable, Buyer and Seller shall have any other rights and remedies available to them under law or in equity.

ARTICLE 11 - MISCELLANEOUS PROVISIONS

11.1	Expenses.

Except as otherwise provided in Section 11.15 or elsewhere in this Agreement, each of the parties shall pay the expenses and the fees opposite such party’s name on Schedule 11.1 of the Disclosure Letter.

11.2	Brokerage.

Seller shall indemnify and hold Buyer harmless from and against any and all Losses arising from any employment by Seller of, or services rendered to Seller by, any finder, broker, agency, or other intermediary, in connection with the transactions contemplated hereby, or any allegation of any such employment or services. Buyer shall indemnify and hold Seller harmless from and against any and all Losses arising from any employment by Buyer of, or services rendered to Buyer by, any finder, broker, agency, or other intermediary, in connection with the transactions contemplated hereby, or any allegation of any such employment or services.

11.3	Waivers.

No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, shall be deemed to constitute a waiver by the party taking the action of compliance with any representation, warranty, covenant or agreement contained in this Agreement. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

11.4	Notices.

All notices, requests, demands, applications, services of process, and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if sent by electronic mail or facsimile transmission or delivered by courier or mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

(a)	To Seller:	Newmont Mining Corporation
1700 Lincoln Street, Suite 3600
Denver, CO 80203
Attention: Blake Rhodes, Chief Counsel
Facsimile: 303.837.5810
Email: blake.rhodes@newmont.com

	With a copy (which shall not constitute notice) to:	Goodmans LLP
250 Yonge Street, Suite 2400
Toronto, Ontario M5B 2M6
Attention: Jonathan Lampe
Facsimile: 416-979-1234
Email: jlampe@goodmans.ca

(b)	To Buyer:	Franco-Nevada Corporation
Suite 1900, Box 2005
20 Eglinton Avenue West
Toronto, Ontario M4R 1K8
Attention: David Harquail
Facsimile: 416-488-6598

	With a copy (which shall not constitute notice) to:	Goodmans LLP
250 Yonge Street, Suite 2400
Toronto, Ontario M5B 2M6
Attention: Jonathan Lampe
Facsimile: 416-979-1234
Email: jlampe@goodmans.ca

or to such other address as any party shall have furnished to the other by notice given in accordance with this Section. Such notice shall be effective, (i) if delivered in person or by courier, upon actual receipt by the intended recipient, or (ii) if sent by electronic mail or facsimile transmission, upon receipt, or (iii) if mailed, upon the date of first attempted delivery.

11.5	Entire Agreement; Amendments.

This Agreement embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto. This Agreement may not be modified orally, but only by an agreement in writing signed by the party or parties against whom any waiver, change, amendment, modification, or discharge may be sought to be enforced.

11.6	Binding Effect; Benefits.

This Agreement shall inure to the benefit of and will be binding upon the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns. Neither Buyer nor Seller shall assign this Agreement or delegate any of its duties hereunder to any other Person without the prior written consent of the other, except that the Buyer may assign its rights under this Agreement, without the consent of (but upon written notice to) the Seller, to its lenders, cash management banks, hedging counterparties or any of them (or any collateral agent on behalf of all or any of them) as security for the Buyer’s obligations owed to any such Persons.

11.7	Headings, Schedules, and Exhibits.

The section and other headings in this Agreement are for reference purposes only and will not affect the meaning of interpretation of this Agreement. Reference to Schedules shall, unless otherwise indicated, refer to the Schedules to the Disclosure Letter, each of which shall be incorporated in and constitute a part of this Agreement by such reference. Any item that could be deemed to be properly disclosable on more than one Schedule to the Disclosure Letter shall be deemed to be properly disclosed on all such Schedules if it is disclosed in reasonable detail on any Schedule to the Disclosure Letter.

11.8	Counterparts; Facsimile Signature.

This Agreement may be executed by facsimile in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together will be deemed to be one and the same instrument.

11.9	Further Assurances.

Each of the Buyer and Seller shall do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each such party shall provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after Closing, including, without limitation, the delivery by Seller of all Assets not already delivered to Buyer (or already in Buyer’s possession) on or before Closing.

11.10	Governing Law and Jurisdiction for Disputes.

The validity, performance, and enforcement of this Agreement shall be governed by the laws of the State of Colorado, without giving effect to the principles of conflicts of law of such State. Each of the Buyer and the Seller irrevocably submit to the non-exclusive jurisdiction of the courts of the State of Colorado.

11.11	Goodmans LLP Acting for more than one Party.

Each of the parties to this Agreement has been advised and acknowledges that Goodmans LLP is acting as counsel to and representing the Buyer and Seller (each a “Client” and, collectively, “Clients”) in connection with this Agreement and, in this role, information disclosed to Goodmans LLP by one Client may not be kept confidential and may be disclosed to each of the Clients and each of the parties consents to Goodmans LLP so acting. In addition, should a conflict arise between any Clients in respect of matters relating to this Agreement, Goodmans LLP may not be able to continue to act for any of such Clients in respect of such matters.

11.12	Severability.

Any term or provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefited by such provision or any other provisions of this Agreement.

11.13	Third Parties; Joint Ventures.

This Agreement constitutes an agreement solely among the parties hereto, and, except as otherwise provided herein, is not intended to and will not confer any rights, remedies, obligations, or liabilities, legal or equitable, including any right of employment, on any Person (including but not limited to any employee or former employee of Seller) other than the parties hereto and their respective successors, or assigns, or otherwise constitute any Person a third party beneficiary under or by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the parties hereto partners or participants in a joint venture.

11.14	Construction.

This Agreement has been negotiated by Buyer and Seller and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement shall not apply in any interpretation of this Agreement.

11.15	Attorneys’ Fees.

If any Litigation between Seller and Buyer with respect to this Agreement or the transaction contemplated hereby shall be resolved or adjudicated by a Judgment of any court, the party prevailing under such Judgment shall be entitled, as part of such Judgment, to recover from the other party its reasonable attorneys’ fees and costs and expenses of litigation.

11.16	Waiver of Saskatchewan Legislation.

Buyer and Seller agree and acknowledge that:

(a)	The Land Contracts (Actions) Act (Saskatchewan) shall have no application to any action (as defined in such Act) with respect to this Agreement; and

(b)	The Limitation of Civil Rights Act (Saskatchewan) shall have no application to this Agreement, or any mortgage, charge or other security for the payment of money made, given or created by this Agreement, or any agreement or instrument renewing or extending or collateral to this Agreement, or the rights, powers or remedies of Seller under this Agreement.

Buyer and Seller have executed this Agreement as of the date first written above.

NEWMONT MINING CORPORATION

By:	Richard T. O’Brien (signed)
Name: Richard T. O’Brien
Title: President & Chief Executive Officer

FRANCO-NEVADA CORPORATION

By:	Sharon E. Dowdall (signed)
Name: Sharon E. Dowdall
Title: Chief Legal Officer